Exhibit 10.53

MANAGEMENT SERVICES AGREEMENT

BETWEEN

PRO MED HEALTH CARE ADMINISTRATORS

AND

POMONA VALLEY MEDICAL GROUP, INC.,
D.B.A. PRO MED HEALTH NETWORK

EFFECTIVE:  OCTOBER 1, 1998

MANAGEMENT SERVICES AGREEMENT

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into as of the FIRST day of October, 1998, by and between PRO MED HEALTH CARE ADMINISTRATORS, INC. a California corporation (hereinafter referred to as “ProMed HCA”) and POMONA VALLEY MEDICAL GROUP, INC., D.B.A. PRO MED HEALTH NETWORK, a California professional corporation (hereinafter referred to as “IPA”).

RECITALS

WHEREAS, ProMed HCA is a company that provides management services to Independent Practice Associations (IPAs) and other medical organizations, and

WHEREAS, IPA is a physician organization organized as a California professional medical corporation, which has entered into written service agreements with managed care or health maintenance organizations (HMOs), licensed pursuant to the California Knox-Keene Act of 1975, and has as its primary objective to deliver or arrange for the delivery of health care services to the HMO’s Enrollees, through the IPA’s arrangements or contracts with health professionals, all of whom are licensed, certified, or otherwise lawfully qualified to practice their professions in the State of California, and

WHEREAS, IPA desires to have ProMed HCA provide management services and ProMed HCA is willing to provide such services, under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Services to be Performed and Manner of Performance.  ProMed HCA shall perform the services set forth in the “Fees and Services Exhibits,” Exhibit II, which is an essential part of this Agreement.  The services required to be performed by ProMed HCA shall be limited to the services set forth in the “Fees and Services Exhibits”, Exhibit II.  ProMed HCA shall perform said services consistently with the terms and conditions of the contracts between IPA and its contracting Payors and within the framework of the policies, interpretations, rules, practices and procedures made or established by IPA, provided that such terms and conditions are made known to ProMed HCA and are consistent and compatible with the description of services set forth in the “Fees and Services Exhibits”, Exhibit II, and with all applicable state and federal laws and regulations.

2.             Facilities and Personnel.  ProMed HCA shall maintain the facilities and personnel necessary to provide the services to be performed by it under this Agreement.

3.             Fees.  IPA agrees to pay to ProMed HCA for the services provided under this Agreement the fees set forth on the “Fees and Services Exhibits”, Exhibit I, which is an essential part of this Agreement.

4.             Payor.  Payor shall be defined as the managed care or health maintenance organization (HMO), government agency, employer or other organization which has entered into an agreement with IPA under which IPA provides medical services to employees, members or Enrollees (“Enrollees”) based on payments made by the Payor, subject to the benefits, copayments, limitations and exclusions set forth in the agreement between the Payor and Enrollees.  Payor may also mean any other payment source including but not limited to, Enrollees, coordination of benefits carriers, reinsurance and stop loss carriers, institutional providers, ancillary providers and third party liability payors.

5.             IPA’s Plan Account and Payment of Revenues.  The contract between IPA and its contracting Payor shall establish a set of benefits and other provisions which, for the purposes of this Agreement will be referred to as a “Plan”.  ProMed HCA shall establish a Plan Account to be used to pay all Expenses arising under the Plan as defined in Exhibit III, attached hereto.  Payments made from Plan Account will be in the amount of Cost of Services and Other Liabilities as defined in Section 20, currently paid by ProMed HCA, any Additional Services provided per Section 12, plus fees agreed upon in the “Fees and Services Exhibits”, Exhibit I.  To assure the adequacy of funds to pay all Expenses under such accounts, IPA agrees to pay to ProMed HCA all of IPA’s revenues under all Payor agreements and all revenue paid to IPA by any other Payor as defined in Section 4 above.  Such payment of revenue is intended to comply fully with relevant state and federal law.  ProMed HCA shall accept perpetual and unilateral control over the assets of IPA and will assume risk for IPA revenue control.  ProMed HCA will administer all revenues paid by IPA according to the provisions of Section 20.  Expenses and Exhibit III, Compensation, an essential part of this Agreement.

6.             Term.  The term of this Agreement shall be for a period of twenty (20) years, commencing October I, 1998 and ending September 30, 2018, and shall be automatically renewed for successive five (5) year periods, unless terminated as hereinafter provided.

7.             Termination.

A.          Without Cause:  After the first anniversary date of this Agreement, either party shall have the right to terminate this Agreement without cause, effective on any subsequent anniversary date, by giving the other party advance written notice at least one hundred twenty (120) days prior to the anniversary date.

B.           With Cause:  ProMed HCA may terminate this Agreement immediately upon delivery of written notice if:

1.            IPA is unable to lawfully operate under its articles of incorporation and bylaws, or

2.            IPA or a substantial number of its member physicians are unable to secure and maintain the required professional liability insurance, or

3.            In the event of a commission of a material fraudulent act by IPA.

C.          Either patty may terminate this Agreement for cause by providing thirty (30) days written notice to the other party specifying material breach of the provisions of this Agreement.  The remedy of such breach will result in the uninterrupted continuance of the Agreement within the remaining term, provided that such remedy occurs within twenty (20) days of the receipt of such notice, or if the breach is failure by IPA to make payments required under this Agreement, then within ten (10) days of the receipt of such notice.  Circumstances beyond the control of either party, such as acts of God, shall not be construed as constituting material breach of this Agreement.

D.          The Parties agree that significant time and effort has been spent by ProMed HCA in the development of managed care agreements and in the maintenance of said managed care agreements.  IPA also understands and agrees this is an on-going, time consuming process, and that in the event of termination of this Agreement:

1.            By IPA without cause, IPA shall pay to ProMed HCA, or;

2.            By ProMed HCA for cause, IPA agrees to pay to ProMed HCA:

An amount equal to one hundred (100%) percent of the IPA’s Total Gross Revenue collected in the twelve (12) months prior to the termination date

“Total Gross Revenue” is defined as the total amounts actually received from all Payors on a capitated per member per month basis prior to any deductions, plus the total amounts actually received from all other payment sources for any payments, reimbursements, compensation and incentive payments due IPA.  For the purposes of this Agreement, risk sharing funds are included in the definition of Total Gross Revenue.

E.           If IPA terminates this Agreement without cause or if ProMed HCA terminates this Agreement with cause, IPA shall be responsible to continue payment of ProMed HCA Management Fee in effect at the time of termination, for a period of one (1) year following termination of Agreement.  The above-referenced payments in case of termination of this Agreement, stated in section D above, shall not apply if IPA terminates this Agreement due to the sale of all or substantially all of the stock or assets of IPA to another entity which also holds a Management Services Agreement with ProMed HCA.

F.           Upon termination of this Agreement, ProMed HCA shall not be responsible for claims adjudication or issuing of claims payments for any claims received on and/or after the date of termination.  In the event the parties desire to have ProMed HCA continue processing claims, such services will be engaged in and rendered only pursuant to a separate written agreement.

8.             Liabilities and Obligations.  ProMed HCA shall have no responsibility, risk, liability or obligation for the funding of the Plan or for any extended liabilities for the Plan whether resulting from the termination of the Plan or from a change to fully or partially insured funding methods.  Such responsibility, risk, liability or obligation shall reside solely with IPA, IPA’s contracting Payor and such other entities as are designated in the Plan.

9.            Indemnification.  ProMed HCA shall indemnify and hold harmless IPA against any loss, claim or judgment, including reasonable attorneys’ fees, resulting from the negligent acts or omissions or willful misconduct of ProMed HCA.

IPA agrees to indemnify and hold harmless ProMed HCA against any expenses, loss, claim or judgment, including reasonable attorneys’ fees, arising out of or resulting from negligent acts or omissions or willful misconduct of IPA.

In addition, IPA shall indemnify and hold harmless ProMed HCA for losses, claims or judgments arising out of ProMed HCA’s performance of its services hereunder where ProMed HCA has substantially adhered to the framework of policies and procedures made or established by IPA and made known to ProMed HCA and has otherwise performed its services without gross negligence or willful misconduct and in accordance with industry practices.

10.          Accounting Records.  If requested by IPA, ProMed HCA shall prepare and maintain records of the accounting of the Plan funds based upon information provided to ProMed HCA for this purpose by IPA.  ProMed HCA shall make such records available within forty-five (45) days of the end of the calendar month in question.  Said records are defined in the “Fees and Services Exhibit”, Exhibit II, Sections 2 and 5.

11.          Professional Services.  Except as otherwise specifically provided in any services exhibit attached hereto, ProMed HCA shall not be required to provide any legal or other professional services to IPA nor shall ProMed HCA be responsible for providing the services of an independent accountant, actuary or auditor.

12.          Additional Services.  Without the prior written approval from ProMed I-ICA, IPA shall make changes in the Plan effective only on the anniversary dates of the documents governing the Plan, unless otherwise required by applicable law or regulation.  In the event such changes require additional services to be performed by ProMed HCA, the cost of such services shall be borne by IPA and upon approval by IPA, such costs will be deducted by ProMed HCA from Plan Account.

13.          Books and Records.  ProMed HCA shall maintain all records pertaining to the services to be performed by it hereunder.  ProMed HCA shall disclose the information of such records only to IPA or as designated in writing by IPA to IPA’s designee or to a person who has obtained an order of a court of competent jurisdiction requiring such disclosure.

Upon termination of this Agreement, ProMed HCA shall deliver to IPA, upon written request within a time period mutually agreeable, but in no event greater than six (6) months from the date of termination, information on all claim histories for the two (2) years immediately preceding the termination of this Agreement if ProMed HCA has provided administrative services under this Agreement and/or all files and documents pertaining to consulting services if ProMed HCA has provided consulting services under this Agreement.

If such information or claim histories is so requested, the IPA agrees to pay all costs incurred by ProMed HCA in providing such information and records, including but not limited to, the costs of programming computer changes and mailing.  If additional information is requested by IPA subsequent to the termination of this Agreement, ProMed HCA shall take reasonable steps to provide such information and IPA agrees to pay all costs incurred by ProMed H CA in providing such information, including but not limited to, the costs of programming computer changes and mailing.  ProMed HCA shall be entitled to retain copies of all such records at its own expense.

14.          Independent Contractor.  It is understood and agreed by the parties hereto that ProMed HCA is engaged to perform under this Agreement as an independent contractor and there is no employee-employer relationship between the parties, nor is there any intent to form any attachment or affiliation between the parties as a result of this Agreement not specified in this Agreement.

15.          Assignments.  Neither party shall assign nor delegate to any other person or entity the duties, obligations or responsibilities imposed upon it by this Agreement without the prior written approval of the other party, except that ProMed HCA may assign such duties, obligations and responsibilities to a parent or subsidiary or successor of ProMed HCA upon thirty (30) days written notice to IPA.

16.          Entire Agreement:  Amendments.  This Agreement including the exhibits hereto and any amendment hereto, contains the entire agreement between the parties, and all prior proposals, discussions and writings by and between the parties and related to the subject matter hereof are superseded hereby.  This Agreement may be modified or amended only  pursuant to a written instrument executed by both parties hereto, except that the parties agree to be bound by applicable provisions mandated by state and federal law that are proposed in good faith by either party as amendments to this Agreement.

17.          Compliance with State and Federal Law.  If any provision of this Agreement or any portion thereof is declared invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect.  This Agreement shall be interpreted under the laws of the State of California.  IPA shall cooperate in all audits, applications, licensure, and compliance matters necessary for ProMed HCA to comply with State and federal law, and with the requirements of industry accreditation bodies.

18.          Force Majeure.  Notwithstanding any provision of this Agreement to the contrary, neither ProMed HCA nor IPA shall have any liability to the other for a failure of performance resulting from any cause beyond its control.

19.          Enforcement Overpayment.  ProMed HCA shall have neither the responsibility nor the obligation to take any action, legal or otherwise, against IPA or any participant in the Plan or other person to enforce the provisions of the Plan.  In the event that IPA desires to engage the services of ProMed HCA for such purposes, such services may be engaged in and rendered only pursuant to a separate written agreement between the patties.

20.          Expenses.  Following the calculation of the “Management Fees” in accordance with the Fees and Services Exhibits for any month, but prior to the payment thereof, ProMed HCA shall be entitled to pay all other costs, expenses and liabilities of IPA (including, without limitation, all other costs, expenses and liabilities incurred in defending or settling any actions or procedures, indemnification obligations to any party including ProMed HCA, and all other liabilities under contracts or otherwise) but excluding all costs, expenses and liabilities that are the responsibility of ProMed HCA under this Agreement (collectively, “Other Liabilities”) by reducing the amount actually paid by ProMed HCA for costs of provider services or health care services (“Cost of Health Care Services”); provided however that in no event shall any such reduction in the actual amount of Cost of Health Care Services paid by ProMed RCA in any month because of the payment of any Other Liabilities result in a recalculation of the Management Fee for that month.

21.          Arbitration.  Any dispute arising under this Agreement that cannot be settled by the parties may be referred by either party for binding Arbitration under the commercial rules of the American Arbitration Association, in Los Angeles County, California, and the judgment of such arbitration may be entered in any court of competent jurisdiction.

22.          Confidentiality.  The parties agree that the information processes and the work performed under this Agreement is of a confidential nature.  ProMed RCA shall provide and IPA shall acknowledge receipt and acceptance of ProMed HCA’s policies and procedures regarding maintenance of Confidentiality of information.  ProMed RCA shall receive ninety (90) days notice from IPA prior to implementation of any request by IPA for the revision or addition of systems and/or procedures under this paragraph.

23.          Notices.  Any notice required to be given pursuant to the terms of this Agreement shall be in writing and shall be hand delivered or sent, postage prepaid, by certified or registered mail, return receipt requested, to ProMed HCA or IPA at the addresses set forth below in the signature section.  The notice shall be effective on the date delivered by hand or the date of delivery indicated on the return receipt.

IN WITNESS WHEREOF, the parties have signed this Agreement effective the date first written above.

FOR:	PRO MED HCA	FOR:	IPA

By:		By:
	Yvonne K. Sonnenberg, M.H.A. Executive Director		Jeereddi A. Prasad, M.D. President

Dated:		Dated:
	ProMed Health Care Administrators 160 E. Artesia St., Suite 350 Pomona, CA 91767 909.620.5252		Pomona Valley Medical Group, Inc., d.b.a. ProMed Health Network 160 E. Artesia St., Suite 350 Pomona, CA 91767 909.620.5252 Tax ID# 95-4142044

THIS AGREEMENT IS SUBJECT TO THE FEES AND SERVICES EXHIBITS
ATTACHED HERETO AND MADE A PART HEREOF.

FEES AND SERVICES EXHIBITS

EXHIBIT I - FEES

Fees

1.

Management Fees: ProMed HCA shall calculate IPA Management Fees on a monthly basis, for services provided under this Agreement Management Fees shall be an amount equal to the actual cost of administrative and management services, plus five (5%) percent of Total Gross Revenue, as defined in Section 7.D.2., and shall be calculated prior to the payment of Other Liabilities and Cost of Services of IPA. ProMed HCA’s costs shall be defined as the amount of all actual costs incurred by ProMed HCA for administration and management services provided to IPA during the specific period of this Agreement, Plus;

2.

Consulting Fees: When performed by an employee or affiliate of ProMed HCA, IPA shall pay ProMed HCA for consultation services (including travel expenses) not included in the services described in Exhibit II, on a “Per Project” or hourly rate of $150.00 per hour. Charges will be due and payable by IPA upon receipt of an itemized statement from ProMed HCA, Plus;

3.

Other Fees: Additional fees for provision of hardware and software, not included in initial installation, will be quoted on a “Per Project” bases and agreed upon in writing between the parties prior to provision of said services. Charges will be due and payable by IPA upon receipt of an itemized statement from ProMed HCA.

4.	Timing and Manner of Payment: ProMed HCA shall deduct the Fees from IPA’s Plan Account on or before the twentieth (20th) day of each month with respect to services provided in the prior month.

FEES AND SERVICES EXHIBITS

EXHIBIT II - SERVICES

Services to be performed by ProMed HCA

1.	Claims

	a.	Adjudication of claims for IPA’s services.
	b.	Upon written request by IPA, nonclinical assistance to reconcile problems between provider and patients,
	c.	Match claims to authorizations.
	d.	Print, sign and transmit medical service payment checks to Participating Providers.
	e.	Microfilm original claims.

2.	Claims Reports

	a.	Prepare encounter data reports.
	b.	Prepare accounts receivable reports,
	c.	Prepare accounts payable reports (if applicable).
	d.	Prepare month-end claims financial report as appropriate (i.e., lags and IBNR).
	e.	Provide claims utilization/encounter data reports to meet Payor requirements.

3.	Claims Support Activities

	a.	Maintain vendor file (provider contract terms and IRS Form 1099 tax information).
	b.	Coordinate claims payment policy with IPA.
	e.	Manage cash balances for claims demand deposit account.
	d.	Order and implement customized software applications requested by IPA, at IPA’s expense.

4.	Eligibility

	a.	Maintain and update eligibility records on a monthly basis.
	b.	Provide physician assignment and eligibility and retroactive detail reports, which coincide with payments to IPA physicians, on a monthly basis.
	c.	Prepare capitation payments per IPA guidelines to correspond with Payor eligibility and physician assignment.
	d.	Provide necessary eligibility verification consistent with that received from Payor.

5.	Accounting

	a.	Provide information necessary for IPA’s accountant, to close medical expense journals and ledgers each month.
	b.	Bind and store computerized accounting reports, or microfiche reports.
	c.	Provide incentive distribution payments to IPA Physicians, at IPA’s direction.

6.	Authorizations

	a.	Provide on-line authorization services.
	b.	Provide authorization tracking and verification per IPA policy.
	c.	Assist in development of guidelines for authorization (i.e. second opinion, ancillary services, etc.).
	d.	Provide trending comparison based on utilization of Primary and Specialty Physicians.
	e.	Generation and distribution of authorization logs to provide notification to providers of authorization status, including Initial Determination for Medicare line of business.
	f.	Provide telephone authorization services during working hours and nurses by telephone for authorization services after working hours.

7.	Quality Assurance and Utilization Review

	a.	Provide supplemental nursing support services and triage services relative to Utilization Review and Quality Assurance.
	b.	Provide Monthly/Quarterly/Annual Quality Management reports.
	c.	Provide Daily/Weekly/Monthly Utilization Review reports for IPA’s Director/Board.
	d.	Assist Physicians and make Quality Assurance recommendations in Quality Assurance Review.
	e.	Administer grievance procedures, per Plan requirements.

8.	Credentials/Contracts

	a.	Assist IPA in development and implementation of credential guidelines.
	b.	Maintain credential and contract files for IPA Physicians.
	c.	Provide appropriate credential information to contract entities.
	d.	Assist in marketing IPA to Payors, negotiate and manage contracts.
	e.	Assist IPA in arranging and negotiating IPA contracts which include, but are not limited to: hospitals, home care, radiology, laboratory and other ancillary services.

9.	Administer all revenues paid by IPA to ProMed HCA according to the provisions of Section 20, Expenses and Exhibit and Exhibit III, Compensation

COMPENSATION

EXHIBIT III

ProMed HCA shall receive one hundred (100%) percent of all IPA Collections(1)’ for and on behalf of IPA.  ProMed HCA shall thereafter remit to IPA or its designee(s), a) the full cost of reimbursing IPA and IPA participating health care providers for those health care services provided to Payor’s Enrollees by IPA and IPA participating health care providers using compensation guidelines developed by IPA in consultation with and approved by ProMed HCA, and b) the full cost of any other goods, services or benefits provided by IPA to Payor’s Enrollees or participating health care providers (e.g., malpractice insurance) using compensation guidelines developed by IPA in consultation with and approved by ProMed I-ICA.

ProMed HCA’s payment hereunder shall be commensurate with the percentage of IPA Collections which reflects the fair market value of those administrative services provided by ProMed HCA hereunder.  The percentage as set forth in the “Fees and Services Exhibits”, Exhibit I may be adjusted by ProMed HCA in response to fluctuations in market value.  Notwithstanding anything to the contrary in this Agreement, IPA shall be under no obligation to pay ProMed HCA any monies in the event those remittances made to IPA as set forth above are in excess of IPA Collections.

(1) IPA Collections shall mean, for purposes of this Agreement, any and all revenue paid to ProMed HCA, for and on behalf of IPA, by Payors, Enrollees, coordination of benefit carriers, reinsurance carriers, institutional providers, ancillary providers and any other payment source.